Exhibit 99
U.S. Xpress Enterprises Reports Fourth Quarter 2021 Results

CHATTANOOGA, Tenn.--(BUSINESS WIRE) -- U.S. Xpress Enterprises, Inc. (NYSE: USX) today announced results for the fourth quarter of 2021.

Fourth Quarter 2021 Highlights Compared to Fourth Quarter 2020

•	Operating revenue of $531.6 million compared to $455.6 million
•	Operating loss of $5.1 million compared to operating income of $15.1 million
•	Adjusted operating loss[1], of $0.8 million compared to operating income of $15.1 million
•	Net loss attributable to controlling interest of $5.3 million, or $0.10 per diluted share compared to net income attributable to controlling interest of $7.6 million, or $0.15 per diluted share
•
Adjusted net loss attributable to controlling interest[1], of $2.0 million, or $0.03 per diluted share compared to net income attributable to controlling interest of $7.6 million, or $0.15 per diluted share

“The fourth quarter was marked by several achievements, as our average tractor count increased year-over-year for the first time in six quarters, fueled by Variant, which grew its fleet to more than 1,500 tractors exiting the year. Meanwhile, our Brokerage segment continued to grow load count and revenue while our Dedicated division generated record revenue per tractor per week,” said Eric Fuller, President and CEO. “Despite these achievements, our consolidated earnings were disappointing primarily due to operational challenges at Variant that were negatively impacting our ability to scale profitably, which we are actively addressing. Looking ahead to 2022, our priorities are restoring Variant’s revenue productivity and driver turnover to previous levels, lowering our overhead per tractor, and continuing to sequentially grow our overall fleet size. With recent changes underway, we believe we are well-positioned for progress in the year ahead.”

Fourth Quarter and Full Year 2021 Financial Performance

	Quarter Ended December 31,		Year Ending December 31,
	2021	2020	2021	2020
Operating revenue	$531,605	$455,587	$1,948,526	$1,742,101
Revenue, excluding fuel surcharge	$487,280	$428,736	$1,794,278	$1,619,199
Operating income (loss)	$(5,110)	$15,051	$18,429	$43,551
Net income (loss) attributable to controlling interest	$(5,286)	$7,574	$10,870	$18,552
Earnings (loss) per diluted share	$(0.10)	$0.15	$0.21	$0.35
Adjusted net income (loss) attributable to controlling interest[1]	$(1,995)	$7,574	$8,158	$20,552
Adjusted earnings per diluted share[1]	$(0.03)	$0.15	$0.16	$0.39
Operating Ratio
Truckload operating ratio	102.0%	96.2%	99.0%	96.3%
Brokerage operating ratio	97.2%	98.9%	99.2%	105.6%
Operating ratio	101.0%	96.7%	99.1%	97.5%
Adjusted operating ratio[1]	100.2%	96.5%	98.7%	97.3%

1Non-cash adjustments in the quarter included a $4.3 million write-off of obsolete technology and a mark-to-market adjustment of $0.5 million related to a strategic investment.

Variant Update

During the second half of 2021, Variant’s turnover, utilization, and revenue per tractor per week began to deteriorate, and these trends accelerated in the fourth quarter. In December, a leadership change was announced, and Variant’s technology and operations teams now report directly to the Company’s CEO. Since the change, Variant’s key metrics have improved, including revenue per tractor per week which averaged approximately $4,100 over the last four weeks, an improvement relative to third and fourth quarter results. In addition, we have reduced expenses at Variant by more than $10 million on an annualized basis.

Variant Key Metrics

		Quarter Ended ,				Year Ended,
		March 31,	June 30,	September 30,	December 31,	December 31,
	2019 Legacy	2021	2021	2021	2021	2021
Ending truck count	2,100	951	1,160	1,283	1,555	1,555
Preventable accidents, per mm	12.10	5.56	5.44	6.00	6.82	6.24
Turnover*	150%	58%	74%	81%	95%	95%
Average revenue miles per tractor per week (Utilization)	1,453	1,828	1,764	1,642	1,522	1,655
Average revenue per tractor per week	$2,780	$3,764	$4,000	$3,929	$3,740	$3,861
*Turnover is annualized and year-to-date for each period presented.

The deterioration in Variant’s key metrics was primarily the result of growing Variant without the proper balance of technology and domain expertise, which led to gaps in optimization and inefficient load planning. In addition, Variant’s priorities were disproportionately focused on longer-term solutions rather than addressing the existing challenges and focusing on remediation efforts to deliver improved service.

Mr. Fuller commented “We built Variant purposely outside of US Xpress with a team that had technology expertise, but not necessarily trucking expertise, and provided them with a mandate to build a technology-enabled fleet. For most of Variant’s history, this framework was successful, as the fleet grew rapidly and produced a better experience for drivers and customers while enhancing utilization, safety, and revenue per tractor.  However, as Variant began to achieve significant scale, we found that the team needed to shift their focus from idea generation to execution to ensure that the fleet ran smoothly while maintaining its superior operating metrics. To achieve this shift, I have brought together the technology and operations teams reporting directly to me as we work collaboratively to get back on track in 2022. Since mid-December, the operational changes that we have made have translated to improvements in utilization, revenue per tractor and overhead per tractor.”

Enterprise Update

Operating revenue was $531.6 million, an increase of $76.0 million compared to the fourth quarter of 2020. The increase was a combination of increased revenues in the Company’s Brokerage segment of $35.5 million, an increase of $23.0 million in the Truckload segment, and an increase in fuel surcharge revenues of $17.5 million. Excluding the impact of fuel surcharge revenues, fourth quarter revenue increased $58.5 million to $487.3 million, an increase of 13.7% as compared to the fourth quarter of 2020.

Operating loss for the fourth quarter of 2021 was $5.1 million, which compares to operating income of $15.1 million in the fourth quarter of 2020. Adjusted operating loss1, which excludes a non-cash write-off of $4.3 million of obsolete technology in the quarter, was $0.8 million, as compared to adjusted operating income of $15.1 million in the fourth quarter of 2020. During the fourth quarter, the Company also experienced unusual claims activity primarily related to two severe accidents that negatively impacted operating expenses by $6.0 million.

Net loss attributable to controlling interest for the fourth quarter of 2021 was $5.3 million, or $0.10 per diluted share, compared to net income attributable to controlling interest of $7.6 million, or $0.15 per diluted share, in the fourth quarter of 2020. Adjusted net loss attributable to controlling interest1 was $2.0 million, or $0.03 per diluted share as compared to adjusted net income attributable to controlling interest of $7.6 million or earnings per diluted share of $0.15, in the fourth quarter of 2020.

Truckload Segment

	Quarter Ended December 31,		Year Ending December 31,
	2021	2020	2021	2020
Over the road (OTR)
Average revenue per tractor per week*	$3,610	$3,937	$3,732	$3,650
Average revenue per mile*	$2.481	$2.165	$2.333	$1.976
Average revenue miles per tractor per week	1,455	1,819	1,600	1,847
Average tractors	3,614	3,355	3,442	3,675
Dedicated
Average revenue per tractor per week*	$4,617	$4,081	$4,359	$4,084
Average revenue per mile*	$2.714	$2.373	$2.518	$2.363
Average revenue miles per tractor per week	1,701	1,720	1,731	1,728
Average tractors	2,533	2,789	2,564	2,735
Consolidated
Average revenue per tractor per week*	$4,025	$4,003	$4,000	$3,835
Average revenue per mile*	$2.586	$2.256	$2.416	$2.135
Average revenue miles per tractor per week	1,556	1,774	1,656	1,796
Average tractors	6,147	6,144	6,006	6,410
* Excluding fuel surcharge revenues

In the OTR division, the average tractor count increased 259 tractors compared to the fourth quarter of 2020 primarily as a result of growth in the Company’s Variant fleet. Average revenue per mile increased 14.6% year-over-year; however, average revenue miles per tractor per week declined by 20.0%, which contributed to average revenue per tractor per week declining by 8.3%, or $327, compared to the fourth quarter of 2020. The decline in average revenue miles per week was primarily related to operational challenges in the Company’s Variant division as outlined in the Variant Update section.

In the Dedicated division, the average number of tractors declined by 256 tractors from the fourth quarter of 2020 but increased by 13 tractors sequentially from the third quarter of 2021. The average revenue per mile increased by 14.4% year-over-year, which contributed to average revenue per tractor per week increasing by 13.1%, or $536, compared to the fourth quarter of 2020.

Brokerage Segment

	Quarter Ended December 31,		Year Ending December 31,
	2021	2020	2021	2020
Brokerage revenue	$111,858	$76,350	$381,006	$228,825
Gross margin %	13.3%	13.3%	12.6%	8.5%
Load Count	48,551	42,155	179,178	165,360
Percentage of loads processed on digital platform	82.5%	62.1%	76.7%	36.8%

The Brokerage segment continues to provide additional selectivity for the Company’s assets to optimize yield while at the same time offering additional capacity solutions for its customers. Brokerage revenue increased 46.5% to $111.9 million in the fourth quarter compared to $76.4 million in the fourth quarter of 2020. The increase in revenue was driven by a 27.2% increase in revenue per load and a 15.2% in load count.

Brokerage operating income was $3.1 million in the fourth quarter as compared to $0.8 million in the fourth quarter of 2020 and benefitted from surge capacity that the Company provided to some of its customers during the holiday season.

Liquidity and Capital Resources

At the end of the fourth quarter 2021, the Company had $188.9 million of liquidity (defined as cash plus availability under the Company’s revolving credit facility), $369.8 million of net debt (defined as long-term debt, including current maturities, less cash balances), and $276.6 million of total stockholders' equity.

Capital expenditures, net of proceeds, related primarily to tractors and trailers were $97.0 million for 2021, excluding equipment financed under operating leases. This was below the Company’s previous guidance range of $130.0 million to $150.0 million, primarily due to delays in anticipated fourth quarter equipment deliveries.

Outlook

Mr. Fuller concluded, “We expect a robust freight market early in the year that moderates as the year goes on, due to improvements in the supply chain, inventory restocking, and perhaps some slowing of manufacturing and imports based on Fed tightening and a return to consumer spending on services. At the same time, shortages of drivers and new tractors and trailers should limit capacity expansion. We expect this to result in meaningful increases in OTR contract rates and to a lesser extent in Dedicated, at least in the first half of the year. The rate increase benefit likely will be offset in significant part by inflation, some of which is already embedded in our costs, with more to come.

Based on our macro expectations, improvements in our operating results are likely to come primarily from improvements in OTR per tractor utilization, better freight selection when more freight is being run through the Optimizer, and better fixed cost coverage through increases in total fleet size and miles. The good news is much of this is under our control, and I believe we have the right team in the right jobs with the right plan for success.  The pace of our success will be apparent in the results of turnover, safety, revenue per tractor, and eventually total seated tractor count, primarily in Variant but also across our entire Truckload segment.”

Conference Call

The Company will hold a conference call to discuss its fourth quarter 2021 results at 5:00 p.m. (Eastern Time) on February 9, 2022.  The conference call can be accessed live over the by phone dialing 1-877-423-9813 or, for international callers, 1-201-689-8573 and requesting to be joined to the U.S. Xpress Fourth Quarter 2021 Earnings Conference Call.

Supplemental Financial Information

Additional information regarding the U.S. Xpress’ operating results is provided below as well as on the Company’s investor page at investor.usxpress.com.

(1) Non-GAAP Financial Measures

In addition to our net income determined in accordance with U.S. generally accepted accounting principles (‘‘GAAP’’), we evaluate operating performance using certain non-GAAP measures, including Adjusted Operating Ratio, Adjusted Operating Income, Adjusted Net Income Attributable to Controlling Interest, and Adjusted EPS (on a consolidated and, as applicable, segment basis). Management believes the use of non-GAAP measures assists investors and securities analysts in understanding the ongoing operating performance of our business by allowing more effective comparison between periods. Further, management uses non-GAAP Adjusted Operating Ratio, Adjusted Operating Income, Adjusted Net Income Attributable to Controlling Interest, and Adjusted EPS measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. The non-GAAP information provided is used by our management and may not be comparable to similar measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools and should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. You should not consider the non-GAAP measures used herein in isolation or as substitutes for analysis of our results as reported under GAAP. Management compensates for these limitations by relying primarily on GAAP results and using non-GAAP financial measures on a supplemental basis.

Non-GAAP Reconciliation - Adjusted Operating Income and Adjusted Operating Ratio (unaudited)

	Quarter Ended December 31,		Year Ending December 31,
(in thousands)	2021	2020	2021	2020
GAAP Presentation:
Total revenue	$531,605	$455,587	$1,948,526	$1,742,101
Total operating expenses	(536,715)	(440,536)	(1,930,097)	(1,698,550)
Operating income (loss)	$(5,110)	$15,051	$18,429	$43,551
Operating ratio	101.0%	96.7%	99.1%	97.5%

Non-GAAP Presentation
Total revenue	$531,605	$455,587	$1,948,526	$1,742,101
Fuel surcharge	(44,325)	(26,851)	(154,248)	(122,902)
Revenue, excluding fuel surcharge	487,280	428,736	1,794,278	1,619,199

Total operating expenses	536,715	440,536	1,930,097	1,698,550
Adjusted for:
Fuel surcharge	(44,325)	(26,851)	(154,248)	(122,902)
Impairment charges[1]	(4,334)	-	(4,334)	-
Adjusted operating expenses	488,056	413,685	1,771,515	1,575,648
Adjusted operating income (Loss)	$(776)	$15,051	$22,763	$43,551
Adjusted operating ratio	100.2%	96.5%	98.7%	97.3%

[1]During the fourth quarter of 2021, we incurred a non-cash adjustment of $4.3 million due to the write off of obsolete technology.
Non-GAAP Reconciliation - Truckload Adjusted Operating Income and Adjusted Operating Ratio (unaudited)

	Quarter Ended December 31,		Year Ending December 31,
(in thousands)	2021	2020	2021	2020
Truckload GAAP Presentation:
Total Truckload revenue	$419,747	$379,237	$1,567,520	$1,513,276
Total Truckload operating expenses	(427,977)	(365,005)	(1,552,197)	(1,457,009)
Truckload operating income (loss)	$(8,230)	$14,232	$15,323	$56,267
Truckload operating ratio	102.0%	96.2%	99.0%	96.3%

Truckload Non-GAAP Presentation
Total Truckload revenue	$419,747	$379,237	$1,567,520	$1,513,276
Fuel surcharge	(44,325)	(26,851)	(154,248)	(122,902)
Revenue, excluding fuel surcharge	375,422	352,386	1,413,272	1,390,374

Total Truckload operating expenses	427,977	365,005	1,552,197	1,457,009
Adjusted for:
Fuel surcharge	(44,325)	(26,851)	(154,248)	(122,902)
Impairment charges[1]	(4,334)	-	(4,334)	-
Truckload Adjusted operating expenses	379,318	338,154	1,393,615	1,334,107
Truckload Adjusted operating income (loss)	$(3,896)	$14,232	$19,657	$56,267
Truckload Adjusted operating ratio	101.0%	96.0%	98.6%	96.0%

[1]During the fourth quarter of 2021, we incurred a non-cash adjustment of $4.3 million due to the write off of obsolete technology.

Non-GAAP Reconciliation - Adjusted Net Income and EPS (unaudited)

	Quarter Ended December 31,		Year Ending December 31,
(in thousands, except per share data)	2021	2020	2021	2020
GAAP: Net income (loss) attributable to controlling interest	$(5,286)	$7,574	$10,870	$18,552
Adjusted for:
Income tax provision (benefit)	(4,299)	3,205	433	5,072
Income (loss) before income taxes attributable to controlling interest	$(9,585)	$10,779	$11,303	$23,624
Unrealized (gain) loss on equity investment[1]	452	-	(7,677)	-
Impairment charges[2]	4,334	-	4,334	-
Loss on sale of equity method investment[3]	-	-	-	2,000
Adjusted income (loss) before income taxes	(4,799)	10,779	7,960	25,624
Adjusted income tax provision (benefit)	(2,804)	3,205	(198)	5,072
Non-GAAP: Adjusted net income (loss) attributable to controlling interest	$(1,995)	$7,574	$8,158	$20,552

GAAP: Earnings (loss) per diluted share	$(0.10)	$0.15	$0.21	$0.35
Adjusted for:
Income tax expense attributable to controlling interest	(0.07)	0.06	0.01	0.10
Income (loss) before income taxes attributable to controlling interest	$(0.17)	$0.21	$0.22	$0.45
Unrealized (gain) loss on equity investment[1]	0.01	-	(0.15)	-
Impairment charges[2]	0.08	-	0.08	-
Loss on sale of equity method investment[3]	-	-	-	0.04
Adjusted income (loss) before income taxes	(0.08)	0.21	0.15	0.49
Adjusted income tax provision (benefit)	(0.05)	0.06	(0.01)	0.10
Non-GAAP: Adjusted earnings (loss) per diluted share attributable to controlling interest	$(0.03)	$0.15	$0.16	$0.39

[1]During the fourth quarter and year ending December 31, 2021, we recognized an unrealized (gain) loss on our TuSimple equity investment totaling $452 and $(7,677)
[2]During the fourth quarter of 2021, we incurred a non-cash adjustment of $4.3 million due to the write off of obsolete technology.
[3]During the first quarter of 2020, we incurred loss on sale related to an equity method investment in a former wholly owned subsidiary

Forward-Looking Statements

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” “strategy,” “optimistic,” “will,” “could,” “should,” “may,” “focus,” “seek,” “potential,” “continue,” “goal,” “target,” “objective,” derivations thereof, and similar terms and phrases.  In this press release, such statements may include, but are not limited to, statements in the "Outlook" section, statements regarding the freight environment, expected rates, expected margins, future growth of our digital fleet, digital brokerage, and Dedicated division, expected net capital expenditures, the expected impact of our driver, digital fleet, and other initiatives, and any other statements concerning: any projections of earnings, revenues, cash flows, capital expenditures, compliance with financial covenants, or other financial items; any statement of plans, strategies, or objectives for future operations; any statements regarding future economic or industry conditions or performance; any statements regarding our responses to COVID-19 and the associated economic conditions; and any statements of belief and any statements of assumptions underlying any of the foregoing. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: general economic conditions, including inflation and consumer spending; political conditions and regulations, including future changes thereto; changes in tax laws or in their interpretations and changes in tax rates; future insurance and claims experience, including adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; impact of pending or future legal proceedings; future market for used revenue equipment and real estate; future revenue equipment prices; future capital expenditures, including equipment purchasing and leasing plans and equipment turnover (including expected trade-ins); fleet age; future depreciation and amortization; changes in management’s estimates of the need for new tractors and trailers; future ability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreement; freight environment, including freight demand, rates, capacity, and volumes; future asset utilization; loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified professional drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, intermodal, and brokerage (including digital brokerage) competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program that implemented new driver standards and modified the methodology for determining a carrier’s Department of Transportation safety rating; future safety performance; our ability to reduce, or control increases in, operating costs; future third-party service provider relationships and availability; execution of the Company’s current business strategy or changes in the Company’s business strategy; the ability of the Company’s infrastructure to support future organic or inorganic growth; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; our ability to adapt to changing market conditions and technologies, including the future use of autonomous tractors; disruptions to our information technology; the cost of and our ability to effectively and efficiently implement technology initiatives; costs, diversion of management’s attention, and potential payments made in connection with the multiple class action lawsuits a stockholder derivative lawsuit arising out of our IPO;  changes in methods of determining LIBOR or replacement of LIBOR; credit, reputational and relationship risks of certain of our current and former equity investments; risks arising from our Mexican operations; our ability to maintain effective internal controls without material weaknesses, as well as remediate the existing material weakness; and the impact of the recent coronavirus outbreak or other similar outbreaks. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

About U.S. Xpress Enterprises

Through its subsidiaries, U.S. Xpress Enterprises, Inc. offers customers over-the-road, dedicated, and brokerage services. Founded in 1985, the Company utilizes a combination of smart technology, a modern fleet of tractors and a network of highly trained, professional drivers to efficiently move freight for a wide variety of customers. U.S. Xpress implements a range of digital initiatives and technology to drive innovation in the industry, streamline the value chain for customers and improve the overall driver experience.

Investor Contact
Matt Garvie
Vice President, Investor Relations
423-633-7153
mgarvie@usxpress.com

Condensed Consolidated Income Statements (unaudited)
	Quarter Ended December 31,		Year Ending December 31,
(in thousands, except per share data)	2021	2020	2021	2020
Operating Revenue:
Revenue, excluding fuel surcharge	$487,280	$428,736	$1,794,278	$1,619,199
Fuel surcharge	44,325	26,851	154,248	122,902
Total operating revenue	531,605	455,587	1,948,526	1,742,101
Operating Expenses:
Salaries, wages and benefits	174,538	143,618	619,983	556,507
Fuel and fuel taxes	51,973	33,412	182,875	136,677
Vehicle rents	24,375	22,516	90,085	86,684
Depreciation and amortization, net of (gain) loss	16,880	24,956	81,976	102,827
Purchased transportation	175,969	143,079	634,271	516,196
Operating expense and supplies	42,138	32,107	147,779	133,356
Insurance premiums and claims	24,424	21,912	83,376	87,053
Operating taxes and licenses	4,297	4,328	14,490	15,084
Communications and utilities	4,610	2,095	12,639	8,990
General and other operating	17,511	12,513	62,623	55,176
Total operating expenses	536,715	440,536	1,930,097	1,698,550
Operating (Loss) Income	(5,110)	15,051	18,429	43,551
Other Expenses (Income):
Interest expense, net	3,716	4,183	14,532	18,847
Other, net	452	-	(7,677)	2,000
	4,168	4,183	6,855	20,847
Income (Loss) Before Income Taxes	(9,278)	10,868	11,574	22,704
Income Tax Provision (Benefit)	(4,299)	3,205	433	5,072
Net Income (Loss)	(4,979)	7,663	11,141	17,632
Net Income (Loss) attributable to non-controlling interest	307	89	271	(920)
Net Income (Loss) attributable to controlling interest	$(5,286)	$7,574	$10,870	$18,552

Income (Loss) Per Share
Basic earnings (loss) per share	$(0.10)	$0.15	$0.22	$0.37
Basic weighted average shares outstanding	50,598	49,724	50,370	49,528
Diluted earnings (loss) per share	$(0.10)	$0.15	$0.21	$0.35
Diluted weighted average shares outstanding	51,477	51,186	52,167	50,674

Condensed Consolidated Balance Sheets (unaudited)
	December 31,	December 31,
(in thousands)	2021	2020
Assets
Current assets:
Cash and cash equivalents	$5,695	$5,505
Customer receivables, net of allowance of $11 and $157, respectively	231,687	189,869
Other receivables	18,046	19,203
Prepaid insurance and licenses	13,867	14,265
Operating supplies	9,550	8,953
Assets held for sale	11,831	12,382
Other current assets	32,020	16,263
Total current assets	322,696	266,440
Property and equipment, at cost	890,933	896,264
Less accumulated depreciation and amortization	(370,112)	(394,603)
Net property and equipment	520,821	501,661
Other assets:
Operating lease right-of-use assets	292,347	287,251
Goodwill	59,221	59,221
Intangible assets, net	24,129	25,513
Other	50,829	39,504
Total other assets	426,526	411,489
Total assets	$1,270,043	$1,179,590
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$126,910	$83,621
Book overdraft	7,096	-
Accrued wages and benefits	45,011	40,095
Claims and insurance accruals	44,309	47,667
Other accrued liabilities	5,962	5,986
Current portion of operating leases	88,375	78,193
Current maturities of long-term debt and finance leases	85,117	103,690
Total current liabilities	402,780	359,252
Long-term debt and finance leases, net of current maturities	290,392	255,287
Less debt issuance costs	(357)	(314)
Net long-term debt and finance leases	290,035	254,973
Deferred income taxes	24,301	25,162
Other long-term liabilities	14,457	14,615
Claims and insurance accruals, long-term	54,819	55,420
Noncurrent operating lease liability	205,362	209,311
Commitments and contingencies	-	-
Stockholders' Equity:
Common stock	505	497
Additional paid-in capital	267,621	261,338
Retained earnings (deficit)	8,440	(2,430)
Stockholders' equity	276,566	259,405
Noncontrolling interest	1,723	1,452
Total stockholders' equity	278,289	260,857
Total liabilities and stockholders' equity	$1,270,043	$1,179,590

Condensed Consolidated Cash Flow Statements (unaudited)
	Year Ending December 31,
(in thousands)	2021	2020
Operating activities
Net income	$11,141	$17,632
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax provision	(861)	4,470
Depreciation and amortization	82,975	90,116
(Gains) losses on sale of property and equipment	(999)	12,711
Share based compensation	6,244	4,395
Other	684	3,367
Unrealized gain on investment	(7,677)	-
Changes in operating assets and liabilities
Receivables	(38,556)	(10,048)
Prepaid insurance and licenses	398	(2,939)
Operating supplies	(465)	(900)
Other assets	(20,578)	(3,718)
Accounts payable and other accrued liabilities	41,345	19,940
Accrued wages and benefits	4,916	15,863
Net cash provided by operating activities	78,567	150,889
Investing activities
Payments for purchases of property and equipment	(192,366)	(186,122)
Proceeds from sales of property and equipment	95,369	81,399
Other	-	(6,880)
Net cash used in investing activities	(96,997)	(111,603)
Financing activities
Borrowings under lines of credit	334,512	278,654
Payments under lines of credit	(310,612)	(278,654)
Borrowings under long-term debt	124,721	263,992
Payments of long-term debt and finance leases	(137,661)	(301,059)
Payments of financing costs	(100)	(1,391)
Net proceeds from issuance of common stock under ESPP	1,284	851
Tax withholding related to net share settlement of restricted stock awards	(1,237)	(135)
Payments of long-term consideration for business acquisition	-	(1,000)
Proceeds from long-term consideration for sale of subsidiary	617	587
Book overdraft	7,096	(1,313)
Net cash provided by (used in) financing activities	18,620	(39,468)
Net change in cash and cash equivalents	190	(182)
Cash and cash equivalents
Beginning of year	5,505	5,687
End of period	$5,695	$5,505

Key Operating Factors & Truckload Statistics (unaudited)

	Quarter Ended December 31,		%	Year Ending December 31,		%
	2021	2020	Change	2021	2020	Change
Operating Revenue:
Truckload[1]	$375,422	$352,386	6.5%	$1,413,272	$1,390,374	1.6%
Fuel Surcharge	44,325	26,851	65.1%	154,248	122,902	25.5%
Brokerage	111,858	76,350	46.5%	381,006	228,825	66.5%
Total Operating Revenue	$531,605	$455,587	16.7%	$1,948,526	$1,742,101	11.8%

Operating Income (Loss):
Truckload	$(8,230)	$14,232	-157.8%	$15,323	$56,267	-72.8%
Brokerage	$3,120	$819	281.0%	$3,106	$(12,716)	-124.4%
	$(5,110)	$15,051	-134.0%	$18,429	$43,551	-57.7%

Operating Ratio:
Operating Ratio	101.0%	96.7%	4.4%	99.1%	97.5%	1.6%
Adjusted Operating Ratio[2]	100.2%	96.5%	3.8%	98.7%	97.3%	1.5%

Truckload Operating Ratio	102.0%	96.2%	6.0%	99.0%	96.3%	2.8%
Adjusted Truckload Operating Ratio[2]	101.0%	96.0%	5.2%	98.6%	96.0%	2.8%
Brokerage Operating Ratio	97.2%	98.9%	-1.7%	99.2%	105.6%	-6.1%

Truckload Statistics:
Revenue Per Mile[1]	$2.586	$2.256	14.6%	$2.416	$2.135	13.2%

Average Tractors -
Company Owned	5,066	4,532	11.8%	4,731	4,689	0.9%
Owner Operators	1,081	1,612	-32.9%	1,275	1,721	-25.9%
Total Average Tractors	6,147	6,144	0.0%	6,006	6,410	-6.3%

Average Revenue Miles Per Tractor Per Week	1,556	1,774	-12.3%	1,656	1,796	-7.8%

Average Revenue Per Tractor Per Week[1]	$4,025	$4,003	0.5%	$4,000	$3,835	4.3%

Total Miles	141,172	158,511	-10.9%	578,089	668,731	-13.6%

Total Company Miles	114,713	116,425	-1.5%	450,493	479,307	-6.0%

Total Independent Contractor Miles	26,459	42,086	-37.1%	127,596	189,424	-32.6%

Independent Contractor fuel surcharge	$8,420	$6,225	35.3%	$32,503	$31,585	2.9%

[1] Excluding fuel surcharge revenues
[2] See GAAP to non-GAAP reconciliation in the schedules following this release

Back to Form 8-K